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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                 ATLANTIC PREMIUM BRANDS, LTD. VOLUNTARILY FILES
                              TO DELIST ITS SHARES

         NORTHBROOK, ILLINOIS, May 15, 2003 - Atlantic Premium Brands, Ltd. (AMEX - "ABR") announced today that it has filed an application to voluntarily delist its common shares from trading on the American Stock Exchange and has asked the exchange to suspend trading of the shares at the time that the SEC grants the Company's application to withdraw the shares from listing. The delisting is expected to become effective within the next 60 days.

         In approving this action, a special committee of the Company's Board of Directors determined that it would be in the best interests of the Company and its stockholders to delist and suspend its filing obligations as a reporting company. In making that decision, the special committee considered several factors, including the following: (a) the Company has a limited number of stockholders of record, (b) the significant costs associated with maintaining the Company's status as a reporting company are expected to increasingly reduce profitability, (c) the limited volume of trading of the shares has resulted in the shares not providing a practical source of capital for the Company or liquidity for its stockholders, and (d) no analysts currently cover the Company and its shares.

         Merrick Elfman, Chairman of the Board, made the following comment: "The costs of remaining a reporting company outweigh the benefits to our company and our stockholders. Due to our small market cap and small number of stockholders, we have not enjoyed many of the traditional benefits of being an exchange-listed, reporting company. We believe that the cost reductions associated with delisting and suspending our public filing obligations will make us more profitable and bring more value to our stockholders."

         Notice of the Company's application to voluntarily delist its common shares from trading on the American Stock Exchange will be published in the Federal Register. At this time, the Company does not know when this notice will be published, but it is anticipated that publication will occur within the next 30 days. Following publication, there will be an approximately 20-day comment period before the SEC takes action on the Company's application. Upon the granting of its application to voluntarily delist by the SEC, the Company intends to take the necessary steps to suspend its filing obligations with the SEC.

         The Company intends to contact several registered broker/dealers to inquire whether they will sponsor the Company's shares on the "pink sheets" after the shares cease to be listed on Amex. If the Company is successful in finding sufficient broker/dealer sponsors for its shares, quotations for the shares on the "pink sheets" will not be permitted until a sponsor files the appropriate documents with the NASD and the requisite NASD review is successfully completed. This process could take a significant period of time.

         Atlantic Premium Brands, Ltd., through its operations in Texas, Louisiana, and Oklahoma, manufactures, markets and distributes food products for customers in a twelve-state region. Through its operations, the Company markets and distributes its own branded processed meat products under brand names including Blue Ribbon, J.C. Potter, Richard's, Carlton, Texas Traditions, and Cajun Favorites.

         Atlantic Premium Brands, Ltd. wants to provide stockholders and investors with meaningful and useful information. Therefore, this press release may contain forward-looking information, describing the Company's belief concerning future events or business conditions, and the outlook of the Company based on currently available information. These forward looking statements are subject to risks and uncertainties which could cause actual events or the Company's actual results or performance to differ materially from those expressed in these statements. Readers are encouraged to read the Company's Annual Report on Form 10-K and its other reports filed with the Securities and Exchange Commission for a more complete description of these factors. The Company assumes no obligation to update the information contained in this press release.

         For further information, contact Thomas M. Dalton, President, Chief Operating Officer and Chief Financial Officer, at (847) 412-6200.